Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
MARCH 18, 2013	NYSE MKT: GORO

GOLD RESOURCE CORPORATION REPORTS RECORD ANNUAL

PRODUCTION RESULTS FOR 2012 AND OUTOOK FOR 2013

COLORADO SPRINGS – March 18, 2013 – Gold Resource Corporation (NYSE MKT: GORO) (the “Company”) today announced record annual mill production of 90,432 precious metal gold equivalent (AuEq) ounces for 2012 and confirms its 2013 Outlook. Gold Resource Corporation is a low-cost gold and silver producer with operations in the southern state of Oaxaca, Mexico. The Company has returned over $75 million to shareholders in monthly dividends since declaring commercial production July 1, 2010, and offers shareholders the option to convert their cash dividends into physical gold and silver.

2012 YEAR-END HIGHLIGHTS

•	Record production of 90,432 ounces precious metal gold equivalent (AuEq)

•	Sold 72,399 ounces precious metal AuEq at a total cash cost of $419 per ounce AuEq

•	Record annual revenue of $131.8 million

•	Record annual mine gross profit of $87.8 million

•	Annual net income of $33.7 million or $0.64 per share

•	Record annual dividends of $36.5 million, or $0.69 per share

•	Physical gold and silver treasury of $5.8 million

•	Launched gold and silver dividend program

Overview of 2012 Results from El Aguila Project

“Our Arista mine completed its first full year of underground mining in 2012 but not without its share of challenges. Though 2012 marked a record production year, we had to deal with greater than expected water flows and unexpected and substantial carbon dioxide gas that required increased pumping and increased ventilation for safe operations,” stated Gold Resource Corporation President, Mr. Jason Reid. “Our approximate 37% increase over last year’s mill production evidences the turnaround that took place after issues in the mine slowed down development during the second quarter. I would like to thank our new team that came on board in 2012 headed by our Chief Operating Officer Mr. Rick Irvine and our new General Manager Mr. Jesus Rivera and the rest of our new on-site management team in Oaxaca that produced these results in spite of various challenges. Ramping up a mining operation, particularly an underground mine, is not an easy task. However, at the end of the day, it is people that make the difference and I believe we have retooled our organization with a hand-picked team well-suited to meet the challenges ahead. The results for the year underscore our ability to overcome challenges and execute the Company’s business plan.”

For 2012, Gold Resource Corporation sold of 72,399 ounces of precious metal gold equivalent (AuEq), at a total cash cost of $419 per gold equivalent ounce.

For the year ended 2012, the Company had record revenues of $131.8 million, mine gross profit of $87.8 million, and net income of $33.7 million.

Mr. Jason Reid added, “These results allowed management to continue our shareholder focused philosophy by distributing record dividends in 2012 of $36.5million, or $0.69 per share. In 2012, we took our dividend option one step further by allowing shareholders to convert their cash dividends into physical gold and/or silver and take delivery of their precious metals.”

Production and Sales Statistics

	La Arista Underground Mine		La Arista Underground Mine
	Three Months Ended December 31,	Three Months Ended December 31,	Year Ended December 31,	Year Ended December 31,
	2012	2011	2012	2011
Production Summary
Milled:
Tonnes Milled	71,541	55,434	282,120	167,806
Tonnes Milled per Day	778	603	773	561
Grade:
Average Gold Grade (g/t)	4.63	4.20	4.30	3.35
Average Silver Grade (g/t)	314	453	355	424
Average Copper Grade (%)	0.46	0.61	0.45	0.48
Average Lead Grade (%)	1.99	1.73	1.70	1.40
Average Zinc Grade (%)	4.78	3.70	3.98	2.92
Recoveries:
Average Gold Recovery (%)	89	89	88	89
Average Silver Recovery (%)	94	93	93	93
Average Copper Recovery (%)	85	76	78	77
Average Lead Recovery (%)	73	79	70	78
Average Zinc Recovery (%)	82	79	81	76
Mill production (before payable metal deductions)(1)
Gold (ozs.)	9,528	6,631	34,417	16,027
Silver (ozs.)	675,607	753,414	2,996,743	2,122,000
Copper (tonnes)	277	258	986	620
Lead (tonnes)	1,037	760	3,374	1,840
Zinc (tonnes)	2,809	1,617	9,115	3,730
Payable metal sold(1)
Gold (ozs.)	5,774	5,873	26,675	15,700
Silver (ozs.)	417,932	716,221	2,446,232	2,034,187
Copper (tonnes)	162	194	769	464
Lead (tonnes)	953	622	3,187	1,510
Zinc (tonnes)	2,218	1,390	7,222	2,812
Average metal prices realized
Gold (oz.)	$1,691	$1,691	$1,676	$1,644
Silver (oz.)	$36	$30	$31	$35
Copper ( tonne)	$7,942	$7,019	$8,033	$8,095
Lead (tonne)	$2,256	$1,873	$2,110	$2,184
Zinc ( tonne)	$1,952	$1,800	$1,967	$1,995
Gold equivalent ounces produced (mill production)(1)
Gold Ounces	9,528	6,631	34,417	16,027
Gold Equivalent Ounces from Silver	14,254	13,303	56,015	44,663

Total Gold Equivalent Ounces(3)	23,782	19,934	90,432	60,690

Gold equivalent ounces sold(1)
Gold Ounces	5,774	5,873	26,675	15,699
Gold Equivalent Ounces from Silver	8,818	12,646	45,724	42,815

Total Gold Equivalent Ounces	14,592	18,519	72,399	58,514

Total Cash Cost per Gold Equivalent Ounce(2)	$551	$279	$419	$—

(1)	Mill production represents metal contained in concentrates produced at the mill, which is before payable metal deductions are levied by the buyer of our concentrates. In addition, mill production quantities for the year ended December 31, 2012 do not reflect any deduction for 583 gold ounces, respectively, and 45,432 silver ounces, respectively, (approximately 1,400 gold equivalent ounces) resulting from the settlement agreement with the buyer of our concentrates as discussed on page 30 under “Settlement with Concentrate Buyer”. Gold equivalent ounces sold for the year ended December 31, 2012 have been reduced by approximately 1,400 gold equivalent ounces as a result of the settlement.
(2)	A reconciliation of this non-GAAP measure to mine cost of sales, the most comparable GAAP measure, can be found in Non-GAAP Measures in the Form 10-K for the period ended December 31, 2012. Total cash cost per gold equivalent ounce sold for the combined La Arista underground mine and the El Aguila open pit mine for the for the year ended December 31, 2011, can be found in the Form 10-K for the period ended December 31, 2012.
(3)	Gold equivalent mill production for 2012 of 90,432 ounces differs from gold equivalent ounces sold for 2012 of 72,399 due principally to buyer (smelter) concentrate processing deductions of approximately 9,078 gold equivalent ounces, a settlement agreement with the buyer of the Company’s concentrates of approximately 1,400 gold equivalent ounces and an increase in gold equivalent ounces contained in ending inventory of approximately 7,555 ounces

Overview of Q4 2012 Results from El Aguila Project

Fourth quarter production from the El Aguila Project totaled 23,782 ounces AuEq at a cash cost of $551 per ounce AuEq and realized average sales prices of $1,691 per ounce gold and $36 per ounce silver. The mine generated gross profit of $17.2 million. The Company paid $9.5 million to shareholders in dividends, and repurchased 149,407 shares at an average share price of $16.30.

2013 Production Outlook

The Company’s 2013 production target is between 80,000 to 100,000 ounces AuEq. The target range was estimated based on the Company’s 2013 mine plan, the area of the deposit scheduled to be mined during the upcoming year and the planned mill expansion goals with associated down time for construction. The Company is targeting to be in the lowest quartile of total cash cost per ounce ranging from $300 to $500 per ounce AuEq in 2013. Cost cutting measures and production increases are being targeted to lower costs. (Total cash cost per ounce is a Non-GAAP Financial Measure. Please see additional information in Management’s Discussion and Analysis and Results of Operation in the Company’s annual report on Form 10-K for the period ended December 31, 2012).

Project Update

The Company views 2013 as an important year of improvements both at the mine and in the mill. The plan is to position the Project to nominally produce 1,500 tonnes/day by the end of the year. Expected mine development of the Arista deposit is to the south and southeast and this area is anticipated to provide the ore for production in 2013. The Company is targeting higher grade ore shoots located further southeast in the deposit in the 2014 production year. Currently the decline ramp is down to level 15 and stopes are being developed from level 10 down to level 13.

As has been the case over the last two years, the Company continues to upgrade its El Aguila mill. The Denver based engineering firm Lyntek Inc., who served as the Company’s Engineering, Procurement, Construction Manager for the original 2008-2009 mill construction, has been contracted and is on site to complete these 2013 upgrades. Significant planned upgrades to the mill include an additional ball mill to the grinding circuit, thickener surge tanks and additional float cell capacity as the Company targets increased production tonnages by the end of 2013. Although the Company does not plan to shut the flotation mill down for extended periods of time, construction activities will periodically impact daily production. An end of year construction completion goal has been set with a preliminary budget of approximately $6 million. Any extended mill shut down for construction, or for any other reason, could affect targeted 2013 production.

2012 Exploration Program

A total of six exploration drills are currently at the Company’s properties. Three surface drills and two underground drills are concentrated at the Arista mine. The sixth drill is at the Las Margaritas property. The Company targets a $10 million budget for exploration at its Oaxaca Mining Unit for 2013.

Most of the new mineralization that is being encountered with this drilling around the Arista vein system is adding new ounces and expanding upon the July 2012 estimated third party resource that was performed by Pincock, Allen and Holt to Canadian NI 43-101 standards.

At Las Margaritas, initial surface sampling by the Company identified mineralization containing up to 4,150 grams per tonne silver and 6.29 grams per tonne gold. In 2012, the Company completed fifteen surface diamond drill holes totaling 5,002 meters on the Las Margaritas property. High-grade mineralization was encountered with drill intercepts including 27.90 grams per tonne gold and 2,600 grams per tonne silver over a core length of 2.85 meters. In 2013, drilling will continue at Las Margaritas to test various structural and mineralized exploration targets.

The Company is also completing a property-wide airborne geophysical survey spanning along the 48 kilometer structural corridor identified on its properties.

About GRC:

Gold Resource Corporation is a mining company focused on production and pursuing development of gold and silver projects that feature low operating costs and produce high returns on capital. The Company has 100% interest in six potential high-grade gold and silver properties in Mexico’s southern state of Oaxaca. The Company has 52,679,369 shares outstanding, no warrants and no debt. Gold Resource Corporation offers shareholders the option to convert their cash dividends into physical gold and silver and take delivery. For more information, please visit GRC’s website, located at www.Goldresourcecorp.com and read the Company’s 10-K for an understanding of the risk factors involved.

Cautionary Statements:

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “plan”, “target”, “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding Gold Resource Corporation’s strategy, future plans for production, future expenses and costs, future liquidity and capital resources, and estimates of mineralized material. All forward-looking statements in this press release are based upon information available to Gold Resource Corporation on the date of this press release, and the company assumes no obligation to update any such forward-looking statements. Forward looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company’s actual results could differ materially from those discussed in this press release. In particular, there can be no assurance that production will continue at any specific rate. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company’s 10-K filed with the SEC.

Contacts:

Corporate Development

Greg Patterson

303-320-7708

www.Goldresourcecorp.com

See Accompanying Tables

The following information summarizes the results of operations for Gold Resource Corporation including the year ended December 31, 2012 and 2011, its financial condition at December 31, 2012 and 2011 and its cash flows for the year ended December 31, 2012 and 2011. The summary data for the year ended December 31, 2012 and 2011 is derived from our audited financial statements contained in our annual report on Form 10-K for the year ended December 31, 2012, but do not include the footnotes and other information that is included in the complete financial statements. Readers are urged to review the Company’s Form 10-K in its entirety, which can be found on the SEC’s website at www.sec.gov.

The calculation of our cash cost per ounce contained in this press release is a non-GAAP financial measure. Please see “Management’s Discussion and Analysis and Results of Operation” contained in the Company’s most recent report on Form 10-K.

GOLD RESOURCE CORPORATION

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

for the years ended December 31, 2012, 2011

(U.S. dollars in thousands, except shares and per share amounts)

	2012	2011
Sales of metals concentrate, net	$131,794	$105,163

Mine cost of sales:
Production costs	42,574	24,087
Depreciation and amortization	1,366	473
Accretion	81	82

Total mine cost of sales	44,021	24,642

Mine gross profit	87,773	80,521
Costs and expenses:
General and administrative expenses	13,507	8,934
Exploration expenses	8,008	4,927
Construction and development	16,554	20,986
Production start-up expense, net	—	—
Management contract expense	—	—

Total costs and expenses	38,069	34,847

Operating income (loss)	49,704	45,674
Other (expense) income	(2,736)	2,414

Income (loss) before income taxes	46,968	48,088
Provision for income taxes	13,297	(12,037)

Net income (loss) before extraordinary item	33,671	60,125
Extraordinary items:
Flood loss, net of income tax benefit of $750	—	(1,756)

Net income (loss)	$33,671	$58,369

Other comprehensive income (loss):
Currency translation gain (loss)	2,800	(3,218)

Net comprehensive income (loss)	$36,471	$55,151

Net income (loss) per common share:
Basic:
Before extraordinary item	$0.64	$1.13
Extraordinary item	—	(0.03)

Net income (loss)	$0.64	$1.10

Diluted:
Before extraordinary item	$0.60	$1.06
Extraordinary item	—	(0.03)

Net income (loss)	$0.60	$1.03

Weighted average shares outstanding:
Basic	52,846,163	52,979,481

Diluted	56,315,885	56,414,654

GOLD RESOURCE CORPORATION

(An Exploration Stage Company)

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except shares)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$35,780	$51,960
Gold and silver bullion	5,809	2,549
Accounts receivable	6,349	14,281
Inventories	7,533	4,243
Income tax receivable	419	—
Deferred tax assets	2,121	11,118
Prepaid expenses and other assets	973	957

Total current assets	58,984	85,108
Land and mineral rights	227	227
Property and equipment - net	14,050	10,318
Inventories	809	—
Deferred tax assets	31,559	19,517

Total assets	$105,629	$115,170

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,013	$1,691
Accrued expenses	4,178	4,879
IVA taxes payable	2,673	559
Income taxes payable	—	15,987
Dividends payable	3,161	2,645

Total current liabilities	13,025	25,761
Asset retirement obligation	2,790	2,281

Total liabilities	15,815	28,042
Commitments and contingencies (Note 9)
Shareholders’ equity:
Preferred stock - $0.001 par value, 5,000,000 shares authorized:
no shares issued and outstanding	—	—
Common stock - $0.001 par value, 100,000,000 shares authorized:
53,015,767 and 52,998,303 shares issued and outstanding, respectively	53	53
Additional paid-in capital	102,674	132,529
(Deficit) accumulated during the exploration stage	(5,851)	(39,522)
Treasury stock at cost, 336,398 and 104,251 shares, respectively	(5,884)	(1,954)
Accumulated other comprehensive (loss) - currency translation adjustment	(1,178)	(3,978)

Total shareholders’ equity	89,814	87,128

Total liabilities and shareholders’ equity	$105,629	$115,170

GOLD RESOURCE CORPORATION

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended December 31, 2012, 2011

(U.S. dollars in thousands)

	2012	2011
Cash flows from operating activities:
Net income (loss)	$33,671	$58,369

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,540	953
Accretion	81	82
Asset retirement obligation	258	—
Stock-based compensation	6,600	6,570
Management fee paid in stock	—	—
Related party payable paid in stock	—	—
Unrealized currency exchange (gain) loss	1,442	(1,634)
Unrealized (gain) loss from gold and silver bullion held	(58)	429
Realized loss from gold and silver bullion converted	64	—
Deferred tax assets	(3,046)	(33,213)
Other	6	—
Changes in operating assets and liabilities:
Accounts receivable	8,305	(14,265)
Inventories	(4,098)	(1,601)
Income tax receivable	(419)	—
Prepaid expenses and other assets	(14)	(767)
Accounts payable	1,397	(428)
Accrued expenses	(653)	2,795
IVA taxes payable/receivable	2,115	6,147
Income taxes payable	(15,987)	17,883

Total adjustments	(2,467)	(17,049)

Net cash provided by (used in) operating activities	31,204	41,320

Cash flows from investing activities:
Capital expenditures	(4,461)	(7,416)
Purchases of gold and silver bullion	(5,164)	(2,977)
Proceeds from conversion of gold and silver bullion	1,897	—
Restricted cash	—	—

Net cash (used in) provided by investing activities	(7,728)	(10,393)

Cash flows from financing activities:
Proceeds from sales of common stock	—	—
Proceeds from exercise of stock options	—	—
Proceeds from debentures - founders	—	—
Dividends paid	(35,940)	(25,429)
Treasury stock purchases	(3,931)	(1,954)
Proceeds from exploration funding agreement	—	—

Net cash (used in) provided by financing activities	(39,871)	(27,383)

Effect of exchange rates on cash and equivalents	215	834

Net (decrease) increase in cash and cash equivalents	(16,180)	4,378
Cash and equivalents at beginning of period	51,960	47,582

Cash and equivalents at end of period	$35,780	$51,960

Supplemental Cash Flow Information
Income taxes paid	$33,020	$—

Interest expense paid	$—	$—

Non-cash investing and financing activities:
Conversion of funding into common stock	$—	$—

Conversion of founders debentures into common stock	$—	$—